UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 9, 2020

Kimbell Royalty Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	1-38005	47-5505475
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Taylor Street, Suite 810 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 945-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Units Representing Limited Partnership Interests	KRP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                              ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☒

Item 1.01.                                        Entry into a Material Definitive Agreement.

On January 9, 2020, Kimbell Royalty Partners, LP (the “Partnership”) entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Partnership, Kimbell Royalty GP, LLC (the “General Partner”), Kimbell Royalty Operating, LLC (the “Operating Company” and collectively, the “Kimbell Parties”), EIGF Aggregator III LLC (“EIGF”), TE Drilling Aggregator LLC (together with EIGF, the “Selling Unitholders”), and Credit Suisse Securities (USA) LLC, as representative of the several underwriters named in Schedule I thereto (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and the purchase by the Underwriters, of 5,000,000 common units representing limited partner interests in the Partnership (“Common Units”) at a price to the public of $15.50 per Common Unit. Pursuant to the Underwriting Agreement, the Selling Unitholders also granted the Underwriters an option for a period of 30 days to purchase up to an additional 750,000 Common Units on the same terms. The Partnership will not receive any of the proceeds from the sale of Common Units to be offered by the Selling Unitholders. The Offering is registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a shelf registration statement on Form S-3 (File No. 333-230986), which was declared effective by the Securities and Exchange Commission on May 23, 2019.

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, obligations of the parties and termination provisions. The Kimbell Parties and the Selling Unitholders have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The Offering is expected to close on January 14, 2020, subject to customary closing conditions. The Partnership will receive proceeds (net of the underwriting discount and offering expenses) from the Offering of approximately $73.3 million. The Partnership intends to contribute the net proceeds from the Offering to the Operating Company in exchange for 5,000,000 common units in the Operating Company. The Operating Company will use the net proceeds from the Offering to fund a portion of the cash purchase price of the previously disclosed acquisition of all of the issued and outstanding limited liability company interests in Springbok Energy Partners, LLC and Springbok Energy Partners II, LLC (the “Springbok Acquisition”) and to pay fees and expenses related to the Springbok Acquisition. The Offering is not conditioned on the consummation of the Springbok Acquisition. Pending the closing of the Springbok Acquisition, the Operating Company intends to use the net proceeds from the Offering to repay a portion of the outstanding borrowings under the Partnership’s revolving credit facility.

Each of Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC (the “Conflicted Underwriters”), each an Underwriter in the Offering, are lenders under the Partnership’s revolving credit facility that will be repaid, in part, by the net proceeds of the Offering. Therefore, the Conflicted Underwriters were each deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, the Offering was conducted in compliance with the applicable provisions FINRA Rule 5121. The appointment of a “qualified independent underwriter” was not

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required in connection with the Offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for the Common Units. To comply with FINRA Rule 5121, the Conflicted Underwriters did not confirm sales to any account over which they exercised discretionary authority without the specific written approval of the account holder.

Further, the Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Partnership and its affiliates, for which they received or will receive customary fees and expenses.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits

Number	Description
1.1	Underwriting Agreement, dated as of January 9, 2020.

5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBELL ROYALTY PARTNERS, LP

	By:	Kimbell Royalty GP, LLC,
its general partner

	By:	/s/ Matthew S. Daly
Matthew S. Daly
Chief Operating Officer

Date: January 13, 2020

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